Exhibit 99.1

Galectin Therapeutics to Announce Results from First Cohort of

Phase 1 Clinical Trial in Fatty Liver Disease

– Company to Hold Webcast and Conference Call on April 1 to Review Findings –

Norcross, Ga., March 25, 2014 – Galectin Therapeutics (Nasdaq:GALT), the leading developer of therapeutics that target galectin proteins to treat fibrosis and cancer, announced that on Monday, March 31, 2014, the Company will report results from the first cohort of its Phase 1 clinical trial examining GR-MD-02 in fatty liver disease (NASH) with advanced fibrosis. The first-in-man study, which enrolled eight patients in the first cohort, is evaluating the safety, tolerability, and exploratory biomarkers for efficacy for single and multiple doses of galectin inhibiting drug GR-MD-02 when administered to patients with fatty liver disease with advanced fibrosis.

Peter G. Traber, M.D., Chief Executive Officer, President and Chief Medical Officer of Galectin Therapeutics, will lead a webcast and conference call on April 1, 2014 at 8:30 a.m. Eastern Daylight Time to review the findings. As time permits, a question and answer session will immediately follow Dr. Traber’s presentation.

A link to the webcast and conference call details will be posted on the Galectin Therapeutics website at www.galectintherapeutics.com. Dr. Traber’s presentation will also be posted on the Galectin Therapeutics website prior to the April 1 webcast and conference call.

The Phase 1 multi-center, partially-blinded clinical trial is being conducted in a total of 24 patients who receive four weekly doses of GR-MD-02. Each of the three cohorts consists of eight patients, six randomized to receive active drug and two randomized to receive placebo. Eight U.S. clinical sites with extensive experience in clinical trials in liver disease are now active to ensure rapid enrollment of the second cohort. Trial design details can be found at http://clinicaltrials.gov/ct2/show/NCT01899859?term=gt-020&rank=1.

GR-MD-02 is a complex carbohydrate drug that targets galectin-3, a critical protein in the pathogenesis of fatty liver disease and fibrosis. Galectin proteins play a major role in diseases that involve scaring of organs such as cancer, and inflammatory and fibrotic disorders. The drug binds to galectin proteins and disrupts their function. Preclinical data has shown that GR-MD-02 has robust treatment effects in reversing fibrosis and cirrhosis.

About Fatty Liver Disease with Advanced Fibrosis

Non-alcoholic steatohepatitis (NASH), also known as fatty liver disease, has become a common disease of the liver with the rise in obesity rates, estimated to affect nine to 15 million people, including children, in the U.S. Fatty liver disease is characterized by the presence of fat in the liver along with inflammation and damage in people who drink little or no alcohol. Over time, patients with fatty liver disease can develop fibrosis, or scarring of the liver, and it is estimated that as many as three million individuals will develop cirrhosis, a severe liver disease where liver transplantation is the only current treatment available. Approximately 6,300 liver transplants are done on an annual basis in the U.S. There are no drug therapies approved for the treatment of liver fibrosis.

About Galectin Therapeutics

Galectin Therapeutics (NASDAQ: GALT) is developing promising carbohydrate-based therapies for the treatment of fibrotic liver disease and cancer based on the Company’s unique understanding of galectin proteins, key mediators of biologic function. We are leveraging extensive scientific and development expertise as well as established relationships with external sources to achieve cost effective and efficient development. We are pursuing a clear development pathway to clinical enhancement and commercialization for our lead compounds in liver fibrosis and cancer. Additional information is available at www.galectintherapeutics.com.

Contact

Galectin Therapeutics Inc.

Peter G. Traber, MD, 678-620-3186

President, CEO, & CMO

ir@galectintherapeutics.com